Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made between CENTURY COMMUNITIES, INC., a Delaware corporation (the “Company”), and DAVID MESSENGER (the “Executive”), effective as of November 17, 2017 (“Effective Date”).

RECITALS

WHEREAS, the parties hereto wish to agree to terms of the Executive’s continued employment as the Company’s Chief Financial Officer on the terms set forth in this Agreement; and

WHEREAS, the parties wish to define the terms of their employment relationship in a manner that will protect the Company’s business and other interests, protect the relevant interests of the Company, protect the interests of the Executive, and protect the Executive in the event the Executive’s employment is terminated upon certain events, including without limitation, without cause or in connection with a change in control, and to define the essential terms of the Executive’s employment and post-employment obligations.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.    General. The parties agree that, subject to the terms hereof, the Executive shall continue to serve as Chief Financial Officer of the Company, after the Effective Date hereof in accordance with the terms and conditions set out in this Agreement.

2.    Employment, Duties and Agreements. The Company hereby agrees to continue to employ the Executive as its Chief Financial Officer, and the Executive hereby agrees to continue to serve the Company in such capacity on a full-time basis during the employment period fixed by Section 4 below (the “Employment Period”).

(a)    The Executive shall have such duties and responsibilities as are consistent with the Executive’s position and as may be reasonably assigned by the Company’s Chief Executive Officers and the Company’s Board of Directors (the “Board”) from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Chief Executive Officers and the Board and all applicable policies and rules of the Company.

(b)    During the Employment Period, excluding any periods of paid personal time off to which the Executive is entitled, the Executive shall devote substantially his full working time and efforts to the performance of his duties and responsibilities hereunder and shall endeavor to promote the business and best interests of the Company.

(c)    During the Employment Period, the Executive shall not engage in any business activity other than the Company without the express prior written approval of the Board and/or Chief Executive Officer. It will not be a violation of this exclusivity provision for the Executive to (i) manage the Executive’s personal, financial and legal affairs, or (ii) serve on charitable or civic boards or committees.

3.    Compensation. As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period the Executive is entitled to receive the following compensation:

(a)    The Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $475,000 per annum (the “Base Salary”). The Base Salary shall be reviewed at least annually for possible increase or decrease in the Company’s sole discretion, as determined by the Company’s compensation committee. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(b)    In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives. The amount of the Annual Bonus and the performance goals applicable to the Annual Bonus for any applicable Employment Period shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time with a threshold Annual Bonus opportunity equal to 50% of Base Salary (the “Threshold Bonus”), a target Annual Bonus opportunity equal to 100% of Base Salary (the “Target Bonus”) and a maximum Annual Bonus opportunity equal to 200% of Base Salary (the “Maximum Bonus”). The terms and conditions of any such bonus plan shall be determined by the Company’s compensation committee in its sole discretion. Any Annual Bonus shall be paid on or before March 15th of each calendar year immediately following the year in which compensation is earned in accordance with the applicable plan.

(c)    Pursuant to the Company’s equity incentive plans, including without limitation the Century Communities, Inc. 2017 Omnibus Incentive Plan (such current, prior and future plans, collectively, the “Incentive Plan”), the Company has granted and may in the future grant the Executive certain equity awards (collectively, and including awards substituted therefor covering the securities of a successor company, the “Equity Awards”), including restricted shares of the Company’s common stock (the “Restricted Stock”) and restricted stock units that are convertible into shares of the Company’s common stock (the “RSUs”). The terms and conditions of the Equity Awards are and shall be set forth in award agreement(s) entered into by the Company and the Executive in the form adopted by the Board or the compensation committee of the Company, as applicable (each, an “Equity Agreement,” and collectively, the “Equity Agreements”), as modified by the terms hereof.

(d)    During the Employment Period, (i) the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of the Company; (ii) the Executive and the Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, vision, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives; (iii) the Executive shall be entitled to a $500 per month automobile and cell phone allowance; and (iv) the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices, and procedures of the Company.

(e)    During the Employment Period, the Executive shall be entitled to such paid personal time off per year (prorated for partial years), and to such paid holidays as are observed by the Company from time to time, all in accordance with the Company’s policies and practices that are applicable to the Company’s senior executives.

(f)    During the Employment Period, the Company shall maintain (i) a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy and (ii) an employment practices liability insurance policy. Each such policy shall cover the Executive with scope, exclusions, amounts and deductibles no less favorable to the insured than those applicable to the Company’s senior executive officers on the Effective Date, or any more favorable as may be available to any other senior executive officer of the Company, while the Executive is employed with the Company and thereafter until the sixth anniversary of the Executive’s Scheduled Termination Date (as defined below).

(g)    The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

4.    Employment Period. For purposes of this Agreement, the Employment Period will commence on the Effective Date, and shall terminate on the third anniversary of the Effective Date, provided that on the third anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least ninety (90) days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a)    Death. The Executive’s employment hereunder shall terminate upon his death.

(b)    Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for Disability. For purposes of this Agreement, “Disability” means the Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for one hundred twenty (120) consecutive days or a total of one hundred eighty (180) days in any twelve (12)-month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative, renders the Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company.

(c)    Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall include, without limitation, the following:

(i)    conviction (or a plea of nolo contendere) by the Executive to a felony;

(ii)    acts of fraud, dishonesty or misappropriation committed by the Executive and intended to result in substantial personal enrichment at the expense of the Company;

(iii)    willful, intentional or reckless misconduct by the Executive in the performance of the Executive’s material duties required by this Agreement which materially damaged or is reasonably likely to materially damage the financial position or reputation of the Company; or

(iv)    a material breach of this Agreement by the Executive which is not cured within thirty (30) days following receipt by the Executive of a written Notice of Termination from the Company.

The foregoing is an non-exclusive list of the acts or omissions that shall be considered Cause. Notwithstanding the foregoing, the termination of the Executive shall not be deemed to be for Cause unless and until (A) the Board shall have provided the Executive with a Notice of Termination (as defined in Section 5 below) specifying in detail the basis for the termination of employment for Cause, and (B) in the case of subsection (iv) above, the Executive shall have had the opportunity to cure such breach within the time period specified.

For purposes of this Agreement, no act or failure to act of the Executive shall be willful, intentional or reckless if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Company. In addition, nothing herein shall limit or otherwise prevent the Executive from challenging judicially any determination of Cause as made by the Board hereunder.

(d)    Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause. For purposes of this Agreement, a notice of non-renewal given by the Company as provided in Section 4 above shall not be treated as a termination of employment by the Company without Cause.

(e)    For Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material breach of this Agreement by the Company (including the Company’s withholding or failure to pay compensation when due to the Executive); (ii) relocation of the Company’s headquarters or the location where the Executive works, to a location 50 or more miles from the current office location in Greenwood Village, Colorado, (iii) a change in reporting relationship whereby Executive ceases to report directly to the CEO; or (iv) a material reduction in the Executive’s titles, duties, authority, or responsibilities, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties, or responsibilities without the written consent of the Executive. With respect to the acts or omissions set forth in this subsection 4(e), (A) the Executive shall provide the Board with a Notice of Termination (as defined in Section 5 below) specifying in detail the basis for the termination of employment for Good Reason and the provision(s) under this Agreement on which such termination is based, (B) the Company shall have thirty (30) days to cure the matters specified in the notice delivered, and (C) if uncured, the Executive must terminate his employment with the Company within ninety (90) days after the cure period has ended in order for such termination to be considered to be for Good Reason.

(f)    Voluntarily. The Executive may voluntarily terminate his employment hereunder, without Good Reason, provided that the Executive provides the Company with notice of his intent to terminate his employment at least thirty (30) days in advance of the Date of Termination (as defined in Section 5 below).

5.    Termination Procedure.

(a)    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of the Executive) shall be communicated by a written “Notice of Termination” to the other party hereto in accordance with Section 12(a) below.

(b)    Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated due to his Disability pursuant to Section 4(b) above, on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment (whether or not for Good Reason), the date specified in the notice given pursuant to Section 4(e) above which shall not be less than thirty (30) days after the date the Notice of Termination is given, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days if a right to cure exists, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination (subject to the rights granted to the Executive under Section 4(c) above).

6.    Termination Payments.

(a)    Without Cause or for Good Reason. In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause (other than pursuant to Sections 4(a) or 4(b)) or the Executive terminating his employment for Good Reason:

(i)    The Company shall pay or grant, as applicable, to the Executive:

(A)    the Executive’s unreimbursed appropriate business expenses and Base Salary through the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”), payable in a lump sum;

(B)    an amount equal to the Executive’s Base Salary, payable as salary continuation payments in accordance with the Company’s normal and customary payroll procedures over twelve (12) months (the “Base Severance”);

(C)    in lieu of any Annual Bonus under Section 3(b) for the fiscal year in which the Executive’s employment terminates, a lump sum amount equal to the Annual Bonus that would have become payable in cash to the Executive for that fiscal year if his employment had not terminated, based on performance actually achieved in that year (determined by the Board following completion of the performance year and paid at the time specified in the applicable plan), multiplied by a fraction, the numerator of which is the number of days the Executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year of termination;

(D)    any Equity Awards that the Executive would have received for the fiscal year in which the Executive’s employment terminated as though his employment had not terminated and assuming that all conditions or parameters to such receipt at the target level have been fully satisfied, multiplied by a fraction, the numerator of which is the number of days the Executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year of termination; provided, however, that to the extent the performance period related to an Equity Award is in excess of a single fiscal year, the calculation shall be based on a numerator which is the number of days the Executive was employed in the performance period and the denominator which is the total days in the performance period; and provided, further, that in lieu of any Equity Award, the Company in its sole discretion may determine to pay the Executive in cash the fair market value of such Equity Award as reasonably determined by the Company based on the closing price of the Company’s common stock on the Date of Termination; and

(E)    any Annual Bonus(es) and Equity Awards that the Executive earned for any fiscal year(s) prior to the fiscal year in which the Executive’s employment terminated to the extent that such Annual Bonus(es) and Equity Awards had not yet been paid or granted before the Date of Termination.

(ii)    The Company shall pay that portion of the Executive’s COBRA (as defined in Section 6(a)(vi) below) premiums that is equal to the employer’s portion of the cost of the premiums that the Executive would have paid if the Executive had continued in active employment with the Company during any time in which the Executive elects COBRA continuation coverage for up to eighteen (18) months following the Date of Termination, to the extent permitted under the terms of the Company’s medical plan; provided, however, that if the Executive is or becomes eligible to receive comparable medical benefits under another employer provided plan, the Company’s obligation to make COBRA payments described herein shall be terminated. The Executive shall promptly notify the Company of any changes in his eligibility for medical benefits coverage.

(iii)    Notwithstanding the cessation of Executive’s employment, all outstanding and then unvested Equity Awards that vest based on the passage of time (including the Restricted Stock and RSUs specified in Section 3(c) above and any Equity Awards specified in Sections 6(a)(i)(D) and 6(a)(i)(E) above) shall be deemed vested as of the Date of Termination.

(iv)    To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive as of the Termination Date under any plan, program, policy, practice, contract, or agreement of the Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(v)    If the Date of Termination under Section 6(a) occurs within the twenty four (24)-month period following a Change in Control, the Company shall, in lieu of the payments provided for in Section 6(a)(i)(B) and (C), pay the Executive, in a lump sum, upon the Date of Termination, an amount equal to (A) two (2) times the Executive’s Base Salary, plus (B) two (2) times the greater of (I) the Target Bonus, or (II) the average of the Annual Bonuses paid to Executive for the three (3) preceding years. For purposes of this Agreement, “Change in Control” shall have the meaning specified on Exhibit A attached hereto.

(vi)    For the avoidance of doubt, upon a termination of the Employment Period without Cause or as a result of Good Reason, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 6(a), regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause or for Good Reason. Except as provided in this Section 6(a), any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”) or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(vii)    The payments and benefits provided under Section 6(a)(i)(B), (C), (D) and (E) and Section 6(a)(ii), (iii) and (v) are subject to and conditioned upon (A) the Executive executing a timely and valid release of claims (“Release”) in the form attached hereto as Exhibit B, waiving all claims the Executive may have against the Company, it successors, assigns, affiliates, executives, officers and directors, (B) the Executive delivering the executed Release to the Company within twenty-one days following the Date of Termination (the “Release Period”), (C) such Release and the waiver contained therein becoming effective, and (D) the Executive’s compliance with the restrictive covenants contained in Sections 9 and 10 of this Agreement. In the event that the Release Period spans two of the Executive’s taxable years, the payments and benefits provided under this Section 6(a) must be made in the second of the two taxable years. In the event that payments are made hereunder prior to the execution of the Release and the Executive does not execute the Release in the time and manner set forth herein, the Executive shall promptly pay to the Company, together with interest from the date of payment to the date of repayment at the prime rate, such amounts or the value of such benefits so received.

(b)    Cause or Other than for Good Reason, Death or Disability. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or by the Executive other than for Good Reason, the Executive’s death or Disability, then the Company shall pay the Executive upon the Date of Termination the Accrued Benefits and the Other Benefits and any benefits or compensation provided under the Equity Agreements which shall be paid in accordance with such agreements. Except as provided in this Section 6(b) or with respect to any vested benefits under any tax qualified pension plans of the Company and the continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(c)    Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, then:

(i)    the Company shall pay or grant, as applicable, to the Executive, the Executive’s spouse, or if no surviving spouse, the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination:

(A)    the Accrued Benefits and Other Benefits and any benefits or compensation to be paid under the Equity Agreements;

(B)    any Equity Awards that the Executive would have received for the fiscal year in which the Executive’s employment terminated as though his employment had not terminated and assuming that all conditions or parameters to such receipt at the target level have been fully satisfied, multiplied by a fraction, the numerator of which is the number of days the Executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year of termination; provided, however, that to the extent the performance period related to an Equity Award is in excess of a single fiscal year, the calculation shall be based on a numerator which is the number of days the Executive was employed in the performance period and the denominator which is the total days in the performance period; and provided, further, that if such fraction is less than 50%, then the Executive shall not receive any Equity Awards for the fiscal year or performance period in which the Executive’s employment terminated; and provided, further, that in lieu of any Equity Award, the Company in its sole discretion may determine to pay the Executive in cash the fair market value of such Equity Award as reasonably determined by the Company based on the closing price of the Company’s common stock on the Date of Termination;

(C)    in lieu of any Annual Bonus under Section 3(b) for the fiscal year in which the Executive’s employment terminates, a lump sum amount equal to the Annual Bonus that would have become payable in cash to the Executive for that fiscal year if his employment had not terminated, based on performance actually achieved in that year (determined by the Board following completion of the performance year and paid at the time specified in the applicable plan), multiplied by a fraction, the numerator of which is the number of days the Executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year of termination; provided, however, that if such fraction is less than or equal to 50%, then the Executive will not receive any amounts pursuant to this Section 6(c)(i)(C) for the fiscal year in which the Executive’s employment terminated; and

(D)    any Annual Bonus(es) and Equity Awards that the Executive earned for any fiscal year(s) prior to the fiscal year in which the Executive’s employment terminated to the extent that such Annual Bonus(es) and Equity Awards had not yet been paid or granted before the Date of Termination.

(ii)    notwithstanding the cessation of the Executive’s employment, all outstanding and then unvested Equity Awards that vest based on the passage of time (including the Restricted Stock and RSUs specified in Section 3(c) above and any Equity Awards specified in Sections 6(c)(i)(B) above) shall be deemed vested as of the Date of Termination;

(iii)    the Company shall pay that portion of the Executive’s COBRA premiums that is equal to the employer’s portion of the cost of the premiums that the Executive would have paid if the Executive had continued in active employment with the Company during any time in which the Executive (or the Executive’s spouse in the event of the Executive’s death or Disability) elects COBRA continuation coverage for up to eighteen (18) months following the Date of Termination, to the extent permitted under the terms of the Company’s medical plan; provided, however, that if the Executive (or the Executive’s spouse in the event of the Executive’s death or Disability) is or becomes eligible to receive comparable medical benefits under another employer provided plan, then the Company’s obligation to make COBRA payments described herein shall be terminated. The Executive (or the Executive’s spouse in the event of the Executive’s death or Disability) shall promptly notify the Company of any changes in his (or her) eligibility for medical benefits coverage.

(iv)    except as provided in this Section 6(c), or pursuant to the terms of the Equity Agreements, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(v)    Notwithstanding anything herein to the contrary, the Executive (or the Executive’s surviving spouse, or, if none, a representative of the Executive’s estate, as applicable) will be required to execute a Release (see, e.g., Section 6(a)(vii) above) to receive the payments, grants, vesting and benefits under Section 6(c)(i)(B) and (C) and Section 6(c)(ii) and (iii).

7.    Excise Tax Limitation.

(a)    Payment Limitation. Notwithstanding anything contained in this Agreement (or in any other agreement between the Executive and the Company) to the contrary, to the extent that any payments and benefits provided under this Agreement or any other plan or agreement of the Company (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced if and to the extent that a reduction in the Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than he would have retained had he been entitled to receive all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). The Company shall reduce the Payments by first reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date the “Determination” (as defined in Section 7(b) below) is delivered to the Company and the Executive.

(b)    Determination and Dispute. The determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount (the “Determination”) shall be made at the Company’s expense by an accounting or consulting firm selected by the Company and reasonably acceptable to the Executive (the “Firm”). The Firm shall provide the Determination in writing, together with detailed supporting calculations and documentation, to the Company and the Executive on or prior to the effective date of termination of the Executive’s employment if applicable, or at such other time as requested by the Company or by the Executive. Within ten (10) business days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Determination-Dispute”) in writing setting forth the precise basis of the dispute. If there is no Determination-Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.

(c)    Excise Tax is Obligation of the Executive. Any Excise Tax with respect to the Executive’s Payments shall be the sole obligation of the Executive, subject to any tax withholding obligation imposed on the Company with respect thereto.

8.    Compliance with Section 409(A). This Agreement is intended to be exempt from the requirements of Section 409A of the Code, and shall be interpreted, construed and administered in a manner consistent with such intent. Specifically, the payments to the Executive pursuant to this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). If any payment is or becomes subject to the requirements of Section 409A, the Agreement, as it relates to such payment, is intended to comply with the requirements of Section 409A. In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that such amendment shall not increase or reduce (in the aggregate) the amounts payable to the Executive hereunder. Any payments due pursuant to this Agreement shall be payable to the Executive no later than two-and-a-half months following the end of the taxable year in which the payments are earned (subject to a reasonable delay in payment due to an unforeseeable event making it administratively impracticable to make the payment by such time), and in no event shall the payments be made later than the end of the taxable year following the taxable year in which the payments are earned unless the Executive has timely elected to defer receipt into a qualified or non-qualified plan maintained by the Company. Any taxable reimbursement payable to the Executive pursuant to this Agreement shall be paid to the Executive no later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for taxable reimbursement, or such in-kind benefit provided, during a calendar year shall not affect the amount of such expenses eligible for reimbursement, or such in-kind benefit to be provided, during any other calendar year. The right to such reimbursement or such in-kind benefits pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. All payments to be made under the Agreement upon a termination of employment may only be made upon a “separation of service” as defined under Section 409A. If any payment is deferred compensation subject to Section 409A of the Code, is payable on account of the Executive’s “separation from service,” and the Executive is a “specified employee” under Section 409A of the Code, such payment will not be made until the date that is one day following the six (6) month anniversary of the Executive’s separation from service, or if earlier, upon the Executive’s death.

9.    Protection of Trade Secrets and Confidential Information.

(a)    Acknowledgments Regarding “Confidential Information”. In performing his duties as an executive of the Company, the Executive acknowledges that he will have access to documents, trade secrets, and other confidential and proprietary information which consists of information known by the Executive as a consequence of his employment with the Company (including information originated, discovered and/or developed by the Executive). The Executive acknowledges that all of the Confidential Information, as defined below, made accessible to the Executive shall be provided only in strict confidence; that unauthorized disclosure of Confidential Information may damage the Company’s business; that Confidential Information could be susceptible to immediate competitive application by a competitor of the Company; that the Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is novel, unique to the Company and known only to the Executive, the Company and certain key employees and contractors of the Company; that the Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests.

(b)    Definition of Confidential Information. The term “Confidential Information” means confidential and proprietary information of the Company, including, but not limited to, (i) information not generally known outside the Company such as information which is unique to the Company, (ii) information about the Company’s real estate investments, projects, developments, business plans, financial plans, products, processes and services, research and development activities, client lists, marketing techniques, pricing policies, financial targets, financial information and projections, and (iii) any trade secret information as that term is defined in the Colorado Uniform Trade Secrets Act, C.R.S. §7-74-101 et seq. However, the term Confidential Information shall not include information that: (i) becomes generally available to and known by the public; (ii) was available to the Executive on a non-confidential basis prior to its disclosure; (iii) becomes available to the Executive from a source other than the Company, provided that the Executive has no knowledge that such source is prohibited from disclosing such information to the Executive by a contractual, legal or fiduciary obligation to the Company; or (iv) the Executive has independently developed with no reliance on or access to any of the information provided directly or indirectly by the Company.

(c)    The Executive’s Use of Confidential Information. Except in connection with and in furtherance of the Executive’s work on the Company’s behalf, the Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity; or (iii) accept or participate in any employment, consulting engagement or other business opportunity that inevitably will result in the disclosure or use of any Confidential Information.

(d)    Third-Parties’ Confidential Information. The Executive acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information, and that the Company must maintain the confidentiality of such information and use it only for authorized purposes. The Executive shall not use or disclose any such information except as authorized by the Company or the third party to whom the information belongs.

(e)    Ownership of Works. The Executive agrees to promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that the Executive has conceived or made during his employment with the Company; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business or research activities of the Company and its affiliates; (ii) are suggested by or result from the Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company’s property rather than the Executive’s. Should the Company request it, the Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

10.    Unfair Competition. To protect the interests of the Company and its Confidential Information, and in consideration of the covenants and promises and other valuable consideration described in this Agreement, the Executive agrees as follows:

(a)    Non-Compete. The Executive will not, at any time during his employment and for a period of one (1) year following termination of employment by the Company for Cause, or by the Executive without Good Reason, acting alone or in conjunction with others, directly or indirectly, engage (either as owner, investor, partner, stockholder, lender, employer, employee, consultant, advisor, member, or director) in any aspect of a Residential Project (as defined in Section 10(a)(ii) below) in the Geographic Region (defined Section 10(a)(iii) below), including, but not limited to, any land acquisition, land development, entitlements or construction, marketing, sale, financing or management of any Residential Project.

(i)    The Executive acknowledges that in light of his position, duties and responsibilities with the Company, the Executive will have access to and be familiar with the Company’s Confidential Information and trade secrets for each such Residential Project, and that this one (1) year non-compete provision is narrowly tailored and reasonable to protect the Company’s Confidential Information and trade secrets.

(ii)    For purposes of this Section 10(a), the term “Residential Project” shall mean any residential building project for which the Company has invested resources, performed due diligence, planned land development, initiated real estate acquisitions and/or conducted business during the Executive’s employment with the Company.

(iii)    For purposes of this Section 10(a), the term “Geographic Region” shall mean (i) any and all counties in any state in which the Company has engaged in any Residential Project in the past or in which it is currently conducting any Residential Project, and (ii) any and all other counties in any state that the Company engages in any Residential Project in the future during the Executive’s employment with the Company.

(iv)    It is agreed that the ownership of not more than five percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not be deemed inconsistent with this Section 10.

(b)    Non-Solicitation of Company Employees. The Executive agrees that the Company has invested substantial time and effort in assembling and training its present staff of personnel. Accordingly, the Executive agrees that for a period of one (1) year following termination of employment by the Company for Cause or by the Executive without Good Reason, the Executive will not directly or indirectly induce or solicit or seek to induce or solicit on behalf of employee or others any of the Company’s employees to leave employment with the Company.

(c)    Non-Solicitation of Clients and Suppliers. The Executive agrees that the Company’s relationships with its Clients and Suppliers are solely the assets and property of the Company. The Executive agrees that for a period of one (1) year following termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason, the Executive shall not directly or through others solicit or attempt to solicit any of the Company’s Clients and/or Suppliers for the purpose of providing products or services competitive to those offered by the Company. This restriction applies only to those Clients and/or Suppliers with whom the Executive had material contact on behalf of the Company. “Material contact” means: (i) direct personal contact with a Supplier or Client for the purpose of, respectively, purchasing real estate, materials or services for use by the Company or selling the Company’s real estate, products or services to Clients or (ii) any direct supervision of direct personal contacts other employees of the Company may have with Suppliers and/or Clients. “Clients and Suppliers” are those clients or suppliers with whom the Executive had material contact within one (1) year prior to the termination of the Executive’s employment with the Company. The terms “Client” and “Supplier” shall also include prospective Clients and Suppliers of the Company.

(d)    Acknowledgments. The Executive acknowledges that the foregoing restriction on competition is fair and reasonable, given the nature and scope of the Company’s business operations and the nature of the Executive’s position with the Company. The Executive also acknowledges that while employed by the Company, the Executive will have access to information that would be valuable or useful to the Company’s competitors, and therefore acknowledges that the foregoing restrictions on the Executive’s future employment and business activities are fair and reasonable.

(e)    Acknowledgments of Law. The Executive acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

any contract for the protection of trade secrets; or

executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

The Executive acknowledges that this Agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Confidential Information identified above and that the Executive qualifies as executive personnel within the meaning of § 8-2-113(2)(d).

(f)    Enforcement of Restrictive Covenants. The Executive agrees and acknowledges that the remedies at law for any breach by the Executive of the provisions of this Agreement will be inadequate and that the Company shall be entitled to obtain injunctive relief against the Executive from a court of competent jurisdiction in the event of any breach of any provision of this Agreement, in addition to seeking monetary damages as afforded by Section 6 of this Agreement and applicable law.

11.    Arbitration Provisions.

(a)    Mandatory Arbitration. Any dispute between the Company and Executive with respect to any matter pertaining to this, or the terms of this, Agreement (a “Dispute”) shall be subject to mandatory arbitration as detailed herein; each party is hereby waiving its right to seek a judicial determination of any Dispute including, without limitation, whether a party is in breach of, or default under, any of the terms or provisions of this Agreement, except for relief sought in connection with Section 10(f) above. The arbitration provisions in this Section supersede any prior arbitration provisions or agreements between the Company and the Executive.

(b)    Initiation of Claim and Appointment of Arbitrator. If any Dispute pertaining to this Agreement shall arise between the parties, then, after the expiration of any applicable cure period, any such party may initiate arbitration by serving written notice on the other party of its intention to arbitrate the Dispute (the “Arbitration Notice”), which Arbitration Notice shall contain a statement setting forth the nature of the Dispute and the remedy sought. A copy of such Arbitration Notice shall also be filed at the office of the Judicial Arbiter Group, Inc. (“JAG”), in Denver, Colorado together with this arbitration provision. Within twenty-one (21) days of filing of the Arbitration Notice, the parties shall mutually select an arbitrator from JAG’s list of available arbitrators. If the parties are unable to so mutually agree during said twenty-one (21) day period, an arbitrator shall be appointed thereafter by the President or Chief Administrative Officer of JAG. In the event JAG no longer exists at the time of any such arbitration, the parties shall select a body of comparable standing to handle the arbitration.

(c)    Governing Rules. The arbitration shall be conducted in accordance with the Employment Arbitration Rules for the American Arbitration Association, except to the extent modified herein. The Colorado Revised Uniform Arbitration Act, C.R.S. section 12-22-201, et seq. shall be applicable.

(d)    Hearing. The arbitrator shall faithfully and fairly determine the question at issue. The arbitration proceeding shall take place in Denver, Colorado and the scope of the arbitration proceedings shall be limited to the matters that are the basis of the Dispute, and shall include no other matters.

(e)    Fees and Expenses. In any matter involving an alleged claim of wrongful termination or employment discrimination, the provisions of this Section 11(e) shall apply. Executive shall only be required to bear such costs as the Executive would otherwise be required to bear if he were bringing a civil action or as may otherwise be required by the rules of the American Arbitration Association governing employment disputes. The Company shall bear all other costs that are unique to arbitration. Unless ordered otherwise by the arbitration award, each party will bear their own attorney’s fees and legal costs. Nevertheless, this Agreement shall in no way be interpreted to limit the statutorily available remedies of either party.

(f)    In any matter in which Section 11(e) does not apply, each party shall bear his/its own attorney’s fees and legal costs, and the parties shall evenly divide the costs of the arbitration services.

12.    Miscellaneous.

(a)    Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:	CENTURY COMMUNITIES, INC.
8390 East Crescent Parkway
Suite 650
Greenwood Village, CO 80111
Attn: Chief Executive Officer

with a copy to:	FOX ROTHSCHILD LLP
1225 Seventeenth Street, Suite 2200
Denver, Colorado 80202
Attn: Marshall H. Fishman

If to the Executive:	DAVID MESSENGER
6066 Puma Chase
Littleton, Colorado 80124

With a copy to:	BRYAN CAVE LLP
1700 Lincoln Street, #4100
Denver, Colorado 80203
Attn: Donald L. Samuels

or to such other address as any party hereto may designate by notice to the others.

(b)    This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(c)    The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(d)    The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(e)    The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(f)    This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(g)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(h)    Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 12(h), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(i)    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(j)    The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(k)    The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.

(l)    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to its principles of conflicts of law.

(m)    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or PDF of a signature shall be deemed to be and have the effect of an original signature.

(n)    The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(o)    This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that any Equity Awards shall be governed by the relevant Equity Agreements).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this EMPLOYMENT AGREEMENT as of the Effective Date first written above.

EXECUTIVE:	/s/ David Messenger
DAVID MESSENGER

COMPANY:	CENTURY COMMUNITIES, INC.,
a Delaware corporation

	By:	/s/ Dale Francescon
Dale Francescon, Co-Chief Executive Officer

EXHIBIT A

For purposes of the Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(a)    Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d 3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent greater than 35% of the combined voting power of the Company’s then outstanding voting securities (unless the Executive has beneficial ownership of at least 35% of such voting securities), other than any transaction or event resulting in the beneficial ownership of securities:

(i)    by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii)    by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(iii)    pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c);

(b)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by the Company’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (I) a merger, consolidation, reorganization, or business combination, (II) a sale or other disposition of all or substantially all of the Company’s assets, or (III) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, greater than 25% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning greater than 50% of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)    The approval by the Company’s stockholders of a liquidation or dissolution of the Company;

provided, however, such event also constitutes a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

EXHIBIT B

FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Separation Agreement”) is entered into by and between DAVID MESSENGER (the “EXECUTIVE,” a term which includes the EXECUTIVE’s spouse (if any), and all assigns, heirs, and successors in interest) and CENTURY COMMUNITIES, INC. (the “COMPANY”, a term which for the purposes of this Separation Agreement includes CENTURY COMMUNITIES, INC. or any affiliate or subsidiary thereof), and its owners, officers and shareholders. Pursuant to the mutual promises, covenants and commitments as referenced herein, the parties agree as follows:

1.    Termination of Employment. The EXECUTIVE’s employment with the COMPANY ended on [                ] the “Date of Termination” pursuant to the terms of an EMPLOYMENT AGREEMENT between the parties dated [                ] (hereinafter “Employment Agreement”), the terms of which are incorporated herein by reference. Nothing herein shall affect in any way EXECUTIVE’s rights with respect to the ownership or acquisition of any COMPANY stock or securities, options to acquire any COMPANY stock or securities, or any rights EXECUTIVE has as a holder of any stock or securities of the COMPANY.

2.    No Admissions. The EXECUTIVE and the COMPANY agree that the entry of the parties into this Separation Agreement is not and shall not be construed to be an admission of liability on the part of any party hereto or hereby released.

3.    Adequacy of Consideration. The parties acknowledge and agree that in the Employment Agreement, the COMPANY offered certain severance payments conditioned upon the EXECUTIVE’s execution of this Separation Agreement. The EXECUTIVE acknowledges that the severance payments offered by the COMPANY constitute good and valuable consideration to which the EXECUTIVE would otherwise not be entitled absent his execution of this Separation Agreement.

4.    Acknowledgement and Covenants Made by the COMPANY for the Benefit of the EXECUTIVE. In consideration for the promises made by the EXECUTIVE as set forth herein, the COMPANY agrees to pay the EXECUTIVE the conditional severance payments as set forth in Section 6 of the EXECUTIVE’S Employment Agreement.

5.    Acknowledgements and Covenants made by the EXECUTIVE for the benefit of the COMPANY. In consideration for the undertakings and promises of the COMPANY as set forth in this Separation Agreement, the EXECUTIVE:

(a)     acknowledges that he has been or by virtue of this Separation Agreement will be paid all compensation and benefits to which he is legally due;

(b)     acknowledges the enforceability of Sections 9 and 10 of his Employment Agreement with the COMPANY and covenants that he has been, currently is, and will continue to be in full compliance with Sections 9 and 10 of the Employment Agreement, which by their terms extend beyond and survive the termination of the employment relationship.

(c)     Unconditionally releases, discharges, and holds harmless the COMPANY and the COMPANY’s officers, directors, shareholders, employees, agents, attorneys and contractors, (hereinafter referred to collectively as “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature arising from the EXECUTIVE’s relationship with the COMPANY as an employee and officer of the COMPANY, and from any claims which may be derived therefrom (collectively referred to as “claims”), that the EXECUTIVE had, has, or might claim to have against the COMPANY at the time the EXECUTIVE executes this Separation Agreement, including but not limited to any and all claims:

(i)     arising from the EXECUTIVE’s employment agreement with the COMPANY, employment, pay, bonuses, and other terms and conditions of employment or employment practices of the COMPANY;

(ii)     relating to the termination of the EXECUTIVE’s employment with the COMPANY or the surrounding circumstances thereof;

(iii)     relating to payment of any attorneys’ fees for the EXECUTIVE; except for attorneys’ fees that may be provided in connection with a claim covered under the COMPANY’s D&O insurance policy for actions by the EXECUTIVE within the scope of employment and within the coverage of the COMPANY’s D&O insurance policy, or in connection with any indemnification agreement between the EXECUTIVE and the COMPANY for actions by the EXECUTIVE within the scope covered by such agreement.

(iv)     based on discrimination on the basis of race, color, religion, sex, pregnancy, national origin, handicap, disability, or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 USC § 1981, Executive Order 11246, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, as any of these laws may have been amended or any other similar federal, state or local labor, employment or anti-discrimination laws;

(v)     the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act;

(vi)     based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory; and

(vii)     based on any other federal, state or local constitution, regulation, law (statutory or common), or legal theory.

Except as otherwise may be provided in this Separation Agreement, it is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and that the Parties agree that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. Notwithstanding the foregoing, the provisions of this Paragraph 5 shall not be deemed to be a release of any claims arising from the EXECUTIVE’s ownership of stock or other equity securities of the COMPANY or any other contractual relationship between the EXECUTIVE and the COMPANY not released under Paragraph 5(c) above, as limited by this paragraph, including, but not limited to, any indemnification agreement or arrangement.

6.    EXECUTIVE’s Covenant Not to Sue or Accept Recovery. The EXECUTIVE covenants not to file a lawsuit against the COMPANY or Releasee based on any claim released under this Separation Agreement. Other than unemployment benefits and/or worker’s compensation benefits, the EXECUTIVE further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued against the COMPANY or any Releasee independently by any governmental agency or agencies, whether federal, state or local.

7.    No Pending Actions or Claims. To the extent applicable, the EXECUTIVE represents that the EXECUTIVE has not filed any lawsuits against the COMPANY or any Releases at the time the EXECUTIVE executes this Separation Agreement. Further, to the extent applicable, the EXECUTIVE has not suffered any work-related illness or injury that could form the basis of any workers’ compensation or disability claim as of the date the EXECUTIVE executed this Separation Agreement. The EXECUTIVE further agrees that the EXECUTIVE has been paid all compensation due as a result of the EXECUTIVE’s employment with the COMPANY, provided that EXECUTIVE has received all compensation and payments due and owing to the EXECUTIVE under Section 6(a) of the Agreement.

8.    Confidentiality. Except as otherwise expressly provided in this paragraph, the parties agree that the terms and conditions of this Separation Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed to any other person or entity. The only disclosures excepted by this paragraph are (a) as may be required by law; (b) the parties may tell prospective employers the dates of the EXECUTIVE’s employment, positions held, the EXECUTIVE’s duties and responsibilities and salary history with the COMPANY; (c) the EXECUTIVE is able to disclose Sections 9 and 10 of the Employment Agreement, as referenced herein, to potential or future employers; (d) the parties may disclose the terms and conditions of this Separation Agreement to their attorneys, accountants, tax advisors, and/or any other person necessary to enforce such terms and conditions; and (e) the parties may disclose the terms and conditions of this Separation Agreement to their respective spouses, if any, provided, however, that the EXECUTIVE makes the EXECUTIVE’s spouse aware of the confidentiality provisions of this paragraph and the EXECUTIVE’s spouse agrees to keep the terms of this Separation Agreement confidential.

9.     No Harassing Conduct.

(a)    The EXECUTIVE covenants that the EXECUTIVE shall not undertake any harassing or disparaging conduct directed at the COMPANY or any Releasee and that the EXECUTIVE shall refrain from making any harassing or disparaging statements concerning the Company or any Releasee to any third party.

(b)    The COMPANY covenants that the COMPANY shall not undertake any harassing or disparaging conduct directed at the EXECUTIVE and that the COMPANY shall refrain from making any harassing or disparaging statements concerning the EXECUTIVE to any third party.

10.    Arbitration. The EXECUTIVE agrees that should a breach of any portion of this Separation Agreement be asserted by the COMPANY, the COMPANY shall be entitled to cease immediately any outstanding payments due to the EXECUTIVE under this Separation Agreement and to recover from the EXECUTIVE any payments made to the EXECUTIVE as liquidated damages. The parties agree to pay their own attorneys’ fees and all other costs and expenses incurred in enforcing this Separation Agreement. All claims to enforce this Separation Agreement shall be settled by arbitration and not by judicial review, and such claims shall be tried before an arbitrator selected through an employment arbitration service and under the procedures of that service.

11.    No Reliance Upon Other Statements. This Separation Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Separation Agreement, and the terms of the Employment Agreement, incorporated herein by reference.

12.    Full and Knowing Waiver. By signing this Separation Agreement, the EXECUTIVE certifies that:

(a)    the EXECUTIVE has read and understands this Separation Agreement;

(b)    the EXECUTIVE was given at least 21 calendar days from the date this Separation Agreement was initially presented to consider this Separation Agreement before signing this Separation Agreement;

(c)    the EXECUTIVE was advised in writing, via this Separation Agreement, to consult with an attorney before signing this Separation Agreement;

(d)    the EXECUTIVE agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

13.    Revocation of Age Release. The EXECUTIVE may revoke this Separation Agreement within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by the Human Resources Director for CENTURY COMMUNITIES, INC., at 8390 E. Crescent Parkway, Suite 650, Greenwood Village, CO 80111. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration date of this seven (7) day period.

14.    Acceptance of Separation Agreement. To accept this Separation Agreement, the EXECUTIVE understands that he must sign this Separation Agreement and return an original signed document to the Human Resources Director for CENTURY COMMUNITIES, INC., at 8390 E. Crescent Parkway, Suite 650, Greenwood Village, CO 80111.

15.    No Application or Reemployment. The EXECUTIVE hereby agrees that he shall not seek reinstatement or apply for future employment with the COMPANY. The EXECUTIVE agrees that any application for reinstatement or for future employment with the COMPANY will be considered void from its inception, and may be summarily rejected by the COMPANY without explanation or liability. In addition, if the EXECUTIVE should be offered or accept a position with the COMPANY, the offer may be withdrawn, or the EXECUTIVE may be terminated immediately, without notice or cause. The EXECUTIVE further agrees that, in the event of such an offer and withdrawal, or hiring and termination, he waives any right to recover damages, seek or obtain equitable remedies, obtain unemployment benefits, claim wrongful termination or breach of contract, and that this Separation Agreement may be used as a defense by the COMPANY in any legal or administrative proceeding.

16.    Cooperation The EXECUTIVE shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during EXECUTIVE’s employment with the COMPANY and its affiliates and shall be reimbursed for any reasonable costs or expenses, including a reasonable payment for his time to the extent permitted by law, incurred in connection therewith, subject to the COMPANY’s receipt of customary back up and supporting documentation regarding such costs and expenses. Payment in respect of approved costs and expenses shall be made on or before the last day of the taxable year following the taxable year in which such costs and expenses were incurred.

17.    Board/Committee Resignation. The EXECUTIVE agrees to resign as an officer and from the board of directors or similar governing body (and any committees thereof) of any of the COMPANY’s subsidiaries or affiliates, as applicable, on the later of (x) EXECUTIVE’s date of termination and (y) such date as may be requested by the COMPANY.

18.    Colorado Law and Venue. The laws of the State of Colorado shall govern this Separation Agreement without regard to choice of law. The parties further understand and agree that, in any legal proceeding arising under this Separation Agreement, venue shall be in Arapahoe County, Colorado.

19.    Integration. Should any provision of this Separation Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Separation Agreement.

20.    Entire Agreement. This Separation Agreement, and the references to certain provisions of the Employment Agreement incorporated by reference herein sets forth the entire agreement between the parties hereto and fully supersedes any and all prior or contemporaneous agreements or understandings, written or oral, between the parties pertaining to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereunto set their hands to this Separation Agreement effective as of                     .

EXECUTIVE:
DAVID MESSENGER

Address:

City, State & Zip:

Telephone:

Facsimile:

email:

COMPANY:	CENTURY COMMUNITIES, INC.,
a Delaware corporation

By:

Name:

Title:

	Address:	8390 E. Crescent Parkway, Suite 650
Greenwood Village, CO 80111

Telephone:

Facsimile:

email: